Exhibit 99.1

        SIMPSON MANUFACTURING CO., INC. ANNOUNCES FIRST QUARTER EARNINGS

    DUBLIN, Calif., April 26 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") announced today that its 2005 first quarter net sales increased 15.2% to $184,215,855 as compared to net sales of $159,915,734 for the first quarter of 2004. Net income decreased 8.7% to $16,384,041 for the first quarter of 2005 as compared to net income of $17,949,470 for the first quarter of 2004. Diluted net income per common share was $0.33 for the first quarter of 2005 as compared to $0.36 for the first quarter of 2004.

     In the first quarter of 2005, sales growth occurred throughout Europe and North America, with the exception of California. The growth in the United States was strongest in the western region, excluding California, and the southern region. While sales increased overall, the increase was primarily due to higher sales prices and to the sales related to the acquisition of the Quik Drive product line in the fourth quarter of 2004. Simpson Strong-Tie's first quarter sales increased 17.2% over the same quarter last year, while Simpson Dura-Vent's sales decreased 1.1%. Lumber dealers was the fastest growing Simpson Strong-Tie sales channel. The sales increase was broad based across most of Simpson Strong-Tie's major product lines. Anchor systems, engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while sales of core products, which include joist hangers and column bases, were flat. Sales of Simpson Strong-Tie's Strong-Wall product line, with a substantial share of its sales in California, were down significantly from the first quarter of 2004. Sales of Simpson Dura-Vent's Direct-Vent product line was up somewhat while sales of its chimney and pellet vent products decreased compared to the first quarter of 2004.

    Income from operations decreased 9.6% from $29,307,288 in the first quarter of 2004 to $26,506,976 in the first quarter of 2005 and gross margins decreased from 40.4% in the first quarter of 2004 to 35.0% in the first quarter of 2005. This decrease was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The Company's raw material inventory as of March 31, 2005, decreased 15.4% from December 31, 2004, while its in-process and finished goods inventory increased by 11.2% over the same period.

    Selling expenses increased 21.7% from $13,045,528 in the first quarter of 2004 to $15,877,818 in the first quarter of 2005, primarily due to increased costs associated with the addition of sales and marketing personnel, including those associated with the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively "Quik Drive"), of approximately $1,500,000. In addition, advertising and promotional expenses increased by approximately $650,000 as a result of increased consumer advertising efforts. General and administrative expenses decreased 0.4% from $22,225,820 in the first quarter of 2004 to $22,131,557 in the first quarter of 2005. The decrease was primarily due to a decrease in cash profit sharing of approximately $2,200,000, as a result of decreased operating profit, and a decrease in donations relative to the first quarter of 2004 when the Company donated $500,000 to a university in central California to help fund the research and development of innovative construction practices. Offsetting these decreases in general and administrative expenses were several factors including increased amortization of intangible assets, primarily those associated with the Quik Drive acquisition, of approximately $500,000, increased costs associated with the addition of administrative personnel, including those associated with the Quik Drive acquisition, of approximately $500,000, higher fees associated with compliance with the Sarbanes-Oxley Act of 2002 of approximately $400,000, higher bad debt expense of approximately $300,000 relative to the same quarter last year, primarily due to favorable collections experience in the first quarter of 2004, and higher stock compensation costs of approximately $200,000. The tax rate was 38.4% in the first quarter of 2005, down from 39.3% in the first quarter of 2004. The decrease was primarily due to lower taxable income as a result of the new manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

    Investors, analysts and other interested parties are invited to join the Company's conference call on Wednesday, April 27, 2005, at 6:00 a.m., Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company's website at www.simpsonmfg.com.

    This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to be substantially different from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company's products are manufactured and sold; (ix) changes in trade regulations;
(x) the effect of acquisition activity; (xi) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

    The Company's results of operations for the three months ended March 31, 2005 and 2004, are as follows:

                                                           Three Months
                                                          Ended March 31,
                                                            (Unaudited)
                                                   ------------------------------
                                                        2005            2004
                                                   -------------    -------------
Net sales                                          $ 184,215,855    $ 159,915,734
Cost of sales                                        119,699,504       95,337,098
  Gross profit                                        64,516,351       64,578,636

Selling expenses                                      15,877,818       13,045,528
General and administrative expenses                   22,131,557       22,225,820

  Income from operations                              26,506,976       29,307,288

Interest income, net                                      91,416          272,847
  Income before taxes                                 26,598,392       29,580,135

Provision for income taxes                            10,214,351       11,630,665
  Net income                                       $  16,384,041    $  17,949,470

Net income per share:
  Basic                                            $        0.34    $        0.37
  Diluted                                                   0.33             0.36

Cash dividend declared per common share            $        0.05    $        0.05

Weighted average shares outstanding:
  Basic                                               47,974,289       48,544,544
  Diluted                                             48,934,352       49,328,540

Other data:
  Depreciation and amortization                    $   6,488,890    $   4,717,031
  Pre-tax stock compensation expense                   1,679,625        1,506,133

    The Company's financial position as of March 31, 2005 and 2004, and December 31, 2004, is as follows:

                                                    March 31,
                                                   (Unaudited)              December 31,
                                         -------------------------------     (Unaudited)
                                              2005             2004             2004
                                         --------------   --------------   --------------
Cash and short-term investments          $   47,748,542   $  115,902,823   $   47,948,516
Trade accounts receivable, net              110,607,502      106,004,468       89,806,749
Inventories                                 190,048,738      115,290,897      192,879,318
Other current assets                         14,457,684       11,873,713       16,476,359
  Total current assets                      362,862,466      349,071,901      347,110,942

Property, plant and equipment,
 net                                        137,949,180      108,477,981      137,608,800
Goodwill                                     43,241,861       23,444,265       44,378,861
Other noncurrent assets                      16,684,504        7,030,061       16,038,357
  Total assets                           $  560,738,011   $  488,024,208   $  545,136,960

Trade accounts payable                   $   35,138,620   $   20,392,693   $   32,030,936
Notes payable and current
 portion of long-term debt                    1,715,170        2,666,161          579,198
Other current liabilities                    42,718,385       41,453,935       45,789,901
  Total current liabilities                  79,572,175       64,512,789       78,400,035

Long-term debt                                2,245,353        5,199,434        2,396,886
Other long-term liabilities                   1,416,347        1,112,856        1,414,831
Stockholders' equity                        477,504,136      417,199,129      462,925,208
  Total liabilities and
   stockholders' equity                  $  560,738,011   $  488,024,208   $  545,136,960


    Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

    For further information, contact Barclay Simpson at 925-560-9032.

SOURCE  Simpson Manufacturing Co., Inc.
    -0-                             04/26/2005
    /CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc.,
+1-925-560-9032/
    /Web site:  http://www.strongtie.com /
    /Web site:  http://www.simpsonmfg.com /